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                                                                    EXHIBIT 10.4

                   THIRD AMENDMENT TO 1993 STOCK COMPENSATION
                      PLAN OF CLAYTON WILLIAMS ENERGY, INC.

     1. Section 15 of the 1993 Stock Compensation Plan of Clayton Williams Energy, Inc. (the "Plan"), as previously amended, is hereby modified by adding the following to the end of the second sentence of Section 15, as amended:

     . . . or such higher price as may be determined and set by the Committee on the date of the modification or replacement. The "fair market value" per share of Common Stock shall be determined as set forth in Section 6 hereof.

     2. Except as expressly modified above, the Plan shall remain unchanged and in full force and effect.